Exhibit 99.1

Verra Mobility Announces Third Quarter 2023 Financial Results

•
Total revenue of $209.9 million
•
Net income of $30.3 million
•
Generated cash flows from operations of $62.4 million
•
Renewed Enterprise Mobility Tolling contract
•
Increasing 2023 financial guidance
•
Board of Directors authorizes $100 million share repurchase program

MESA, Ariz., November 9, 2023 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the third quarter ended September 30, 2023.

“Our team delivered tremendous results for the third quarter, highlighted by strong recurring revenue growth and free cash flow generation,” said David Roberts, President and CEO, Verra Mobility. “Additionally, we delivered on our commitments including renewing a key customer contract in our Commercial Services business and continuing to execute a balanced capital allocation strategy. With our focus on commercial excellence and the favorable trends in the markets we serve, we are again increasing our financial guidance and look forward to continuing our positive momentum as we close out the year.”

Third Quarter 2023 Financial Highlights

•
Revenue: Total revenue for the third quarter of 2023 was $209.9 million, an increase of 6% compared to $197.7 million for the third quarter of 2022. Service revenue growth was 11% due to increases in travel volume and related tolling activity in the Commercial Services segment which grew 14%, and the growth in service revenue from our Government Solutions segment, which increased 10% and was driven by the expansion of speed programs. Parking Solutions service revenue increased 4% due to increases in our software as a service (SaaS) product offerings and various services related to parking management solutions.
•
Net income: Net income for the third quarter of 2023 was $30.3 million, or $0.18 per share based on 169.5 million diluted weighted average shares outstanding. Net income for the comparable 2022 period was $24.6 million, or $0.15 per share, based on 158.3 million diluted weighted average shares outstanding.
•
Adjusted Earnings Per Share (EPS): Adjusted EPS for the third quarter of 2023 was $0.29 per share compared to $0.27 per share for the third quarter of 2022.
•
Adjusted EBITDA: Adjusted EBITDA was $97.4 million for the third quarter of 2023 compared to $90.9 million for the same period last year. Adjusted EBITDA margin was 46% of total revenue for both 2023 and 2022.

We report our results of operations based on three operating segments:

•
Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
•
Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement related to speed, red-light, school bus and city bus lane management.
•
Parking Solutions provides an integrated suite of parking software and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Third Quarter 2023 Segment Detail

•
The Commercial Services segment generated total revenue of $98.1 million, a 14% increase compared to $86.1 million in the same period in 2022. Segment profit was $65.3 million, a 16% increase from $56.4 million in the prior year. The increases in revenue and profit compared to the prior period resulted from increased travel volume and the continued adoption of the all-inclusive fee structure for our rental car company customers as well as the increase in enrolled vehicles and higher tolling activity for our fleet management company customers. The segment profit margin was 67% for 2023 and 65% for 2022.
•
The Government Solutions segment generated total revenue of $90.3 million, a 1% increase compared to $89.7 million in the same period in 2022. The increase was due to a 10% increase in recurring service revenue over the prior year quarter, primarily driven by the expansion of speed programs. The increase in recurring service revenue was partially offset by a reduction in one-time product sales compared to the prior year. The segment profit was $28.6 million in 2023 compared to $30.4 million in the prior year with segment profit margins of 32% for 2023 and 34% for 2022. The decrease in segment profit is primarily attributable to increased operating expenses associated with enhancing customer-facing platforms and systems.
•
The Parking Solutions segment generated total revenue of $21.5 million a 2% decrease compared to $21.9 million in the same period in 2022 due to a reduction in one-time product sales compared to the prior year quarter. The segment profit was $3.5 million compared to $4.2 million in the prior year with segment profit margins of 16% for 2023 and 19% for 2022. The decrease in segment profit is primarily attributable to increased recurring service costs.

Liquidity: As of September 30, 2023, cash and cash equivalents were $114.4 million, and we generated $62.4 million in cash flows from operations for the three months ended September 30, 2023.

Interest Rate Swap

In December 2022, we entered into a cancellable interest rate swap agreement to hedge our exposure to interest rate fluctuations associated with the LIBOR (now transitioned to Term Secured Overnight Financing Rate) portion of the variable interest rate on our 2021 Term Loan. Under the interest rate swap agreement, we pay a fixed rate of 5.17% and the counterparty pays a variable interest rate which is net settled. The notional amount on the interest rate swap is $675.0 million. We have the option to terminate the interest rate swap agreement starting in December 2023, and monthly thereafter until December 2025 in the event interest rates decrease. Any changes in the fair value of the derivative instrument (including accrued interest) and related cash payments are recorded in the condensed consolidated statements of operations within the loss (gain) on interest rate swap line item. We recorded a $0.1 million loss during the three months ended September 30, 2023, of which approximately $0.2 million is associated with the derivative instrument re-measured to fair value at the end of the reporting period, netted by $0.1 million related to the net cash received. We recorded a $1.9 million gain during the nine months ended September 30, 2023, of which approximately $3.3 million is associated with the derivative instrument re-measured to fair value at the end of the reporting period, netted by $1.4 million related to the monthly cash payments.

Warrants

During the nine months ended September 30, 2023, we processed the exercise of 20 million warrants in exchange for the issuance of 16,273,406 shares of Class A Common Stock. There were 14,035,449 shares issued on a cash-basis resulting in the receipt of $161.4 million in cash proceeds as of September 30, 2023.

Share Repurchases

In November 2022, our Board of Directors authorized a share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A Common Stock over an 18-month period in open market, accelerated share repurchase (“ASR”) or privately negotiated transactions, each as permitted under applicable rules and regulations, any of which may use pre-arranged trading plans that are designed to meet the requirements of Rule 10b5-1 of the Exchange Act.

We paid $8.1 million to repurchase 449,432 shares of our Class A Common Stock through open market transactions during the third quarter of fiscal year 2023, which we subsequently retired. On September 5, 2023, we used the remaining availability under the share repurchase program for an ASR and paid approximately $91.9 million to receive an initial delivery of 4,131,551 shares of our Class A Common Stock in accordance with an ASR agreement with a third-party financial institution. The final settlement is expected to occur during the first quarter of fiscal year 2024, at which time, a volume-weighted average price calculation over the term of the ASR agreement will be used to determine the final number and the average price of shares repurchased and retired. We paid a total of $100.0 million for shares repurchases during the nine months ended September 30, 2023.

New Share Repurchase Program

In October 2023, the Board of Directors approved a stock repurchase program, which authorizes the Company to repurchase up to $100 million of its Class A common stock over the next eighteen months from time to time in open market transactions, accelerated share repurchases or in privately negotiated transactions, each as permitted under applicable rules and regulations. Repurchases may be conducted and may be suspended or terminated at any time without notice. The extent to which the Company repurchases shares of its Class A common stock and the timing of such purchases will depend upon market conditions, the Company's capital position, and other considerations as may be considered by the Company in its sole discretion. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities. The repurchase program will be executed consistent with the Company’s capital allocation strategy, which will continue to prioritize investments to grow the business.

2023 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

Based on our year-to-date results and our outlook for the remainder of the year, we are expecting to deliver results as follows:

	Previous Guidance	Updated Guidance
Total Revenue	$800 million to $810 million	Upper-end of prior range
Adjusted EBITDA	$365 million to $370 million	Upper-end of prior range
Adjusted EPS	$1.00 to $1.10	$1.05 to $1.10
Free Cash Flow	$145 million to $155 million	$145 million to $155 million

Conference Call Details

Date: November 9, 2023

Time: 5:00 p.m. Eastern Time

U.S. and Canadian Callers Dial-in: 1-877-407-0784

Outside of U.S. and Canada Dial-in: 1-201-689-8560 for international callers with conference ID 13741906

Request a return call: Available by clicking on the following link and requesting a return call: callme.viavid.com

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. ET on November 23, 2023, by dialing 1-844-512-2921 for the U.S. or Canada, and 1-412-317-6671 for international callers and entering passcode 13741906. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of our strategic acquisitions, changes in the market for our products and services, expected operating results, such as revenue growth, expansion plans and opportunities, and earnings guidance related to 2023 financial and operational metrics. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, economic and geopolitical conditions; customer concentration, demand and spending; new and emerging technologies; cybersecurity risks; our ability to manage our substantial level of indebtedness; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; legislative changes; our reliance on a limited number of third-party vendors and service providers; and other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by Verra Mobility. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS and Adjusted EBITDA Margin are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA or Adjusted EPS, both of which are included in our 2023 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income as well as Adjusted EPS to net income per share, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use these non-GAAP financial metrics to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share or other consolidated income or cash flow data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define EBITDA as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities.

Free Cash Flow

We define “Free Cash Flow” as cash flow from operations less capital expenditures.

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$114,379	$105,204
Restricted cash	3,951	3,911
Accounts receivable (net of allowance for credit losses of $17.6 million and $15.9 million at September 30, 2023 and December 31, 2022, respectively)	191,753	163,786
Unbilled receivables	40,069	30,782
Inventory	19,943	19,307
Prepaid expenses and other current assets	41,197	39,604
Total current assets	411,292	362,594
Installation and service parts, net	26,127	22,923
Property and equipment, net	117,827	109,775
Operating lease assets	35,299	37,593
Intangible assets, net	315,754	377,420
Goodwill	832,817	833,480
Other non-current assets	16,959	12,484
Total assets	$1,756,075	$1,756,269
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$89,760	$79,869
Deferred revenue	34,322	31,164
Accrued liabilities	59,459	48,847
Tax receivable agreement liability, current portion	5,007	4,994
Current portion of long-term debt	9,019	21,935
Total current liabilities	197,567	186,809
Long-term debt, net of current portion	1,030,351	1,190,045
Operating lease liabilities, net of current portion	30,552	33,362
Tax receivable agreement liability, net of current portion	50,900	50,900
Private placement warrant liabilities	—	24,066
Asset retirement obligations	14,075	12,993
Deferred tax liabilities, net	19,015	21,149
Other long-term liabilities	9,559	5,875
Total liabilities	1,352,019	1,525,199
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	17	15
Common stock contingent consideration	—	36,575
Additional paid-in capital	549,374	305,423
Accumulated deficit	(128,909)	(98,078)
Accumulated other comprehensive loss	(16,426)	(12,865)
Total stockholders' equity	404,056	231,070
Total liabilities and stockholders' equity	$1,756,075	$1,756,269

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
Service revenue	$201,029	$180,617	$581,777	$516,253
Product sales	8,904	17,039	24,520	39,275
Total revenue	209,933	197,656	606,297	555,528
Cost of service revenue	5,150	4,144	13,718	11,636
Cost of product sales	6,864	11,317	18,209	25,638
Operating expenses	68,873	60,536	196,373	166,795
Selling, general and administrative expenses	42,276	41,126	125,494	122,913
Depreciation, amortization and (gain) loss on disposal of assets, net	27,597	35,035	87,018	105,881
Total costs and expenses	150,760	152,158	440,812	432,863
Income from operations	59,173	45,498	165,485	122,665
Interest expense, net	20,384	20,260	65,842	49,024
Change in fair value of private placement warrants	(553)	(2,267)	24,966	(5,133)
Tax receivable agreement liability adjustment	—	—	—	(965)
Loss (gain) on interest rate swap	60	—	(1,947)	—
Loss (gain) on extinguishment of debt	1,975	(3,005)	3,533	(3,005)
Other income, net	(4,498)	(2,462)	(12,766)	(9,367)
Total other expenses	17,368	12,526	79,628	30,554
Income before income taxes	41,805	32,972	85,857	92,111
Income tax provision	11,497	8,396	31,864	27,854
Net income	$30,308	$24,576	$53,993	$64,257
Other comprehensive loss:
Change in foreign currency translation adjustment	(4,189)	(8,167)	(3,561)	(15,840)
Total comprehensive income	$26,119	$16,409	$50,432	$48,417
Net income per share:
Basic	$0.18	$0.16	$0.35	$0.42
Diluted	$0.18	$0.15	$0.34	$0.38
Weighted average shares outstanding:
Basic	168,089	151,429	156,196	154,067
Diluted	169,497	158,304	157,133	160,433

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,
($ in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$30,308	$24,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,530	35,079
Amortization of deferred financing costs and discounts	1,131	1,429
Change in fair value of private placement warrants	(553)	(2,267)
Loss on interest rate swap	202	—
Loss (gain) on extinguishment of debt	1,975	(3,005)
Credit loss expense	2,597	3,856
Deferred income taxes	(2,503)	(1,610)
Stock-based compensation	4,443	4,644
Other	172	(136)
Changes in operating assets and liabilities:
Accounts receivable	(14,783)	(6,734)
Unbilled receivables	(3,409)	713
Inventory	(1,006)	(1,659)
Prepaid expenses and other assets	(52)	(526)
Deferred revenue	(2,293)	3,374
Accounts payable and other current liabilities	18,169	(3,689)
Other liabilities	516	(1,644)
Net cash provided by operating activities	62,444	52,401
Cash Flows from Investing Activities:
Payments for interest rate swap	142	—
Purchases of installation and service parts and property and equipment	(10,403)	(13,203)
Cash proceeds from the sale of assets	93	68
Net cash used in investing activities	(10,168)	(13,135)
Cash Flows from Financing Activities:
Repayment of long-term debt	(102,255)	(2,254)
Payment of debt issuance costs	(170)	(164)
Proceeds from the exercise of warrants	55,658	—
Share repurchases and retirement	(100,000)	(69,790)
Proceeds from the exercise of stock options	457	838
Payment of employee tax withholding related to RSUs and PSUs vesting	(49)	(1,433)
Settlement of contingent consideration	—	(205)
Net cash used in financing activities	(146,359)	(73,008)
Effect of exchange rate changes on cash and cash equivalents	(1,086)	(1,190)
Net decrease in cash, cash equivalents and restricted cash	(95,169)	(34,932)
Cash, cash equivalents and restricted cash - beginning of period	213,499	90,561
Cash, cash equivalents and restricted cash - end of period	$118,330	$55,629

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
($ in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$53,993	$64,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,835	105,294
Amortization of deferred financing costs and discounts	3,600	4,122
Change in fair value of private placement warrants	24,966	(5,133)
Tax receivable agreement liability adjustment	—	(965)
Gain on interest rate swap	(3,361)	—
Loss (gain) on extinguishment of debt	3,533	(3,005)
Credit loss expense	7,553	10,892
Deferred income taxes	(7,236)	(17,310)
Stock-based compensation	12,346	13,656
Other	306	624
Changes in operating assets and liabilities:
Accounts receivable	(35,854)	(25,846)
Unbilled receivables	(9,529)	(4,205)
Inventory	(1,061)	(9,056)
Prepaid expenses and other assets	2,948	8,405
Deferred revenue	3,475	6,291
Accounts payable and other current liabilities	27,059	(1,978)
Other liabilities	798	2,733
Net cash provided by operating activities	170,371	148,776
Cash Flows from Investing Activities:
Payment of contingent consideration	—	(647)
Payments for interest rate swap	(1,414)	—
Purchases of installation and service parts and property and equipment	(40,501)	(35,927)
Cash proceeds from the sale of assets	222	140
Net cash used in investing activities	(41,693)	(36,434)
Cash Flows from Financing Activities:
Repayment on the revolver	—	(25,000)
Repayment of long-term debt	(179,264)	(6,764)
Payment of debt issuance costs	(362)	(410)
Proceeds from the exercise of warrants	161,408	—
Share repurchases and retirement	(100,000)	(125,071)
Proceeds from the exercise of stock options	2,845	997
Payment of employee tax withholding related to RSUs and PSUs vesting	(3,077)	(3,072)
Settlement of contingent consideration	—	(205)
Net cash used in financing activities	(118,450)	(159,525)
Effect of exchange rate changes on cash and cash equivalents	(1,013)	(1,620)
Net increase (decrease) in cash, cash equivalents and restricted cash	9,215	(48,803)
Cash, cash equivalents and restricted cash - beginning of period	109,115	104,432
Cash, cash equivalents and restricted cash - end of period	$118,330	$55,629

VERRA MOBILITY CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
Net income	$30,308	$24,576	$53,993	$64,257
Interest expense, net	20,384	20,260	65,842	49,024
Income tax provision	11,497	8,396	31,864	27,854
Depreciation and amortization	27,530	35,079	86,835	105,294
EBITDA	89,719	88,311	238,534	246,429
Transaction and other related expenses	152	2,968	484	3,457
Transformation expenses	1,582	243	2,306	509
Change in fair value of private placement warrants (i)	(553)	(2,267)	24,966	(5,133)
Tax receivable agreement liability adjustment (ii)	—	—	—	(965)
Loss (gain) on interest rate swap (iii)	60	—	(1,947)	—
Loss (gain) on extinguishment of debt (iv)	1,975	(3,005)	3,533	(3,005)
Stock-based compensation (v)	4,443	4,644	12,346	13,656
Adjusted EBITDA	$97,378	$90,894	$280,222	$254,948

(i)
This consists of adjustments to the private placement warrants liability from the re-measurement to fair value at the end of each reporting period, or a final re-measurement upon their exercise.
(ii)
The Tax Receivable Agreement liability adjustment in 2022 arose from lower estimated state tax rates due to changes in apportionment.
(iii)
(Loss) gain on interest rate swap is associated with the derivative instrument re-measured to fair value at the end of the reporting period offset by the related monthly cash payments.
(iv)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the early repayment of debt and the gain on extinguishment of debt in 2022 related to the forgiveness of the PPP loan.
(v)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.

FREE CASH FLOW (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$62,444	$52,401	$170,371	$148,776
Purchases of installation and service parts and property and equipment	(10,403)	(13,203)	(40,501)	(35,927)
Free Cash Flow	$52,041	$39,198	$129,870	$112,849

ADJUSTED EPS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
Net income	$30,308	$24,576	$53,993	$64,257
Amortization of intangibles	18,921	26,603	60,923	81,109
Transaction and other related expenses	152	2,968	484	3,457
Transformation expenses	1,582	243	2,306	509
Change in fair value of private placement warrants	(553)	(2,267)	24,966	(5,133)
Tax receivable agreement liability adjustment	—	—	—	(965)
Change in fair value of interest rate swap	202	—	(3,361)	—
Loss (gain) on extinguishment of debt	1,975	(3,005)	3,533	(3,005)
Stock-based compensation	4,443	4,644	12,346	13,656
Total adjustments before income tax effect	26,722	29,186	101,197	89,628
Income tax effect on adjustments	(7,843)	(11,027)	(22,536)	(31,594)
Total adjustments after income tax effect	18,879	18,159	78,661	58,034
Adjusted Net Income	$49,187	$42,735	$132,654	$122,291

Adjusted EPS	$0.29	$0.27	$0.84	$0.76
Diluted weighted average shares outstanding	169,497	158,304	157,133	160,433

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com